[Jaffe, Raitt, Heuer & Weiss, Professional Corporation Letterhead]

EXHIBIT 5.1

April 17, 2009

Sun Communities, Inc.

ATTN: Board of Directors

27777 Franklin Road, Suite 200

Southfield, Michigan 48034

Dear Members of the Board of Directors of Sun Communities, Inc.:

We are acting as counsel to Sun Communities, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on April 17, 2009 relating to the proposed public offering by the Company, under the Securities Act of 1933, as amended (the “Act”) of up to $300,000,000 in aggregate amount of one or more series of (i) unsecured debt securities (“Debt Securities”), (ii) shares of the Company’s preferred stock, $.01 par value (the “Preferred Stock”), (iii) shares of the Company’s common stock, $.01 par value (the “Common Stock”), and (iv) warrants to purchase Common Stock, Preferred Stock, or Debt Securities (the “Securities Warrants” and, together with the Debt Securities, Common Stock, and Preferred Stock, the “Securities”), all of which Securities may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. 229.601(b)(5), in connection with the Registration Statement. Capitalized terms used but not defined herein shall have the meanings given such terms in the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

A.	An executed copy of the Registration Statement;

B.	The Company’s Articles of Incorporation, as amended or supplemented from time to time (the “Charter”);

C.	The Company’s Bylaws, as amended from time to time, as presented to us by an officer of the Company (the “Bylaws”);

D.	The forms of Indenture between the Company and the trustee to be named therein, filed as Exhibits 4.4 and 4.5, respectively, to the Registration Statement (the “Indentures” and each, an “Indenture”);

E.	an Officer’s Certificate (the “Officer’s Certificate”) executed and delivered by an officer of the Company;

F.	Resolutions adopted by the Board of Directors of the Company dated as of April 15, 2009;

G.	A certificate of the State Department of Assessments and Taxation of Maryland, dated April 15, 2009, as to the Company’s good standing in the state of Maryland; and

H.	Such other documents and records that we deem relevant and necessary of the basis of the opinions set forth below.

The documents listed in items A-H above are collectively referred to as the “Documents.”

Our review has been limited to examining the Documents and applicable Michigan and United States federal law, and we do not express any opinion in this letter concerning any other law. With respect to matters of Maryland law, we have relied on the opinions of Ober, Kaler, Grimes & Shriver, P.C. (“Ober Kaler”). We have not researched or made any inquiry of the laws of the State of Maryland. Rather, for purposes of our opinions, we have relied exclusively on the opinions of Ober Kaler.

To the extent that any opinion in this letter relates to or is dependent upon factual information, we have relied exclusively upon the factual representations and warranties set forth in the Officer’s Certificate, and we have not undertaken to independently verify any such facts or information.

In reaching the opinions set forth below, we have assumed, without independent investigation or inquiry, that:

A.        Each natural person executing any of the documents that we have reviewed is legally competent to do so.

B.        All documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic or facsimile copies conform to the original documents, all signatures on all documents submitted to us for examination are genuine, and all documents submitted to us and public records reviewed are accurate and complete.

C.        All representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, (ii) made by officers or representatives of the Company, including certifications made in the Officer’s Certificate, and (iii) in corporate records made available to us by the Company, are accurate, true, correct and complete in all material respects.

D.        As to all acts undertaken by any governmental authority, and of those persons purporting to act in any governmental capacity, the persons acting on behalf of the governmental authority have the power and authority to do so, and all actions taken by such persons on behalf of such governmental authority are valid, legal and sufficient.

E.        All governmental permits or approvals reviewed by us are accurate, complete and authentic, and the appropriate regulatory authorities have adhered to applicable legal and procedural requirements.

F.         With respect to the minutes of any meetings of the Board of Directors of the Company or any committees thereof of the Company or any shareholders of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

G.        At no time prior to the date when (i) any of the shares of Common Stock are issued will the total number of issued shares of common stock of the Company exceed 90,000,000; (ii) any of the shares of Preferred Stock are issued will the total number of issued shares of preferred stock of the Company exceed 10,000,000; and (iii) any shares of Common Stock or Preferred Stock are issued will the Charter or Bylaws be amended or will the Common Stock Authorization (defined below) or the Preferred Stock Authorization (defined below) be amended, repealed or revoked.

H.	No Securities will be issued until the Registration Statement has become effective.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

1.         When the Debt Securities have been (i) duly established by the relevant debt agreement (the “Debt Agreement”), if applicable, (ii) duly authorized and duly established in accordance with the Charter, Bylaws, and applicable law (including, without limitation, by adoption by the Board of Directors of the Company of resolutions determining the rights and other terms of such Debt Securities and duly authorizing the issuance and delivery of such Debt Securities) (the “Debt Securities Authorization”), (iii) such Debt Securities Authorization has been duly authenticated by the Trustee, and (iv) such Debt Securities have been duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of the Debt Securities Authorization, any applicable underwriting agreement, an Indenture and any applicable supplemental indenture, and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s), such Debt Securities will constitute binding obligations of the Company enforceable in accordance with their terms, except as may be limited by the Exceptions (as defined below).

2.         When the issuance of the Common Stock has been duly authorized in accordance with the Charter, Bylaws, and applicable law (including, without limitation, by adoption by the Board of Directors of the Company of resolutions duly authorizing the issuance and delivery of the Common Stock) (the “Common Stock Authorization”), and upon payment in full for the shares of Common Stock in accordance with the terms of the Common Stock Authorization and any applicable underwriting agreement, and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s), such shares of Common Stock will be validly issued, fully paid and non-assessable.

3.         When a series of Preferred Stock has been duly authorized and duly established in accordance with the Charter, Bylaws, and applicable law (including, without limitation, by adoption by the Board of Directors of the Company of resolutions determining the rights and other terms of such series of Preferred Stock and duly authorizing the issuance and delivery of such Preferred Stock and the filing of Articles Supplementary with respect to such series of Preferred Stock with the State Department of Assessments and Taxation of Maryland) (the “Preferred Stock Authorization”) and upon payment in full for the shares of Preferred Stock in accordance with the terms of the Preferred Stock Authorization and any applicable underwriting agreement, and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s), such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

4.         When the issuance of the Securities Warrants has been (i) duly established by the relevant warrant agreement (the “Warrant Agreement”), (ii) duly authorized and established in accordance with the Charter, Bylaws, and applicable law (including, without limitation, by adoption by the Board of Directors of the Company of resolutions duly authorizing the issuance and delivery of the Securities Warrants (the “Securities Warrants Authorization”) and duly authenticated by the designated warrant agent (the “Warrant Agent”), and (iii) duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of the Securities Warrants Authorization, any applicable underwriting agreement and the applicable Warrant Agreement and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s), the Securities Warrants and the Warrant Agreement will constitute binding obligations of the Company enforceable in accordance with their terms, except as may be limited by the Exceptions.

To the extent that the obligations of the Company under the Indentures may be dependent upon such matters, we assume for purposes of the opinion set forth in paragraph 1 above that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture. We further assume that the status of the Debt Securities as binding obligations of the Company will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

To the extent that the obligations of the Company under any Warrant Agreement may be dependent upon such matters, we assume for purposes of the opinion set forth in paragraph 4 above that the Warrant Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Warrant Agent is duly qualified to engage in the activities contemplated by the Warrant Agreement; that the Warrant Agreement has been duly authorized, executed and delivered by the Warrant Agent and constitutes the legally valid and binding obligation of the Warrant Agent enforceable against the Warrant Agent in accordance with its terms; that the Warrant Agent is in compliance, with respect to acting as Warrant Agent under the Warrant Agreement, with all applicable laws and regulations; and that the Warrant Agent has the requisite organizational and legal power and authority to perform its obligations under the Warrant Agreement. We further assume that the status of the Securities Warrants as binding obligations of the Company will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

The opinions expressed in paragraphs (1) and (4) above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses and to the exceptions set forth in the opinion, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

The opinions expressed above are further subject to the following limitations, qualifications and exceptions (the “Exceptions”):

(a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

(b) the effects of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; and

(c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; and (xiii) the severability, if invalid, of provisions to the foregoing effect.

In addition, we express no opinion with respect to (i) whether acceleration of the Debt Securities may affect the collectability of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon, (ii) compliance with laws relating to permissible rates of interest, (iii) the creation, validity, perfection or priority of any security interest, mortgage, or lien, or (iv) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency.

This opinion is limited to matters expressly set forth in this letter, and no opinion is to be inferred or may be implied beyond the matters expressly so stated. This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the reference to our firm in the Prospectus under the caption “LEGAL MATTERS.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

JAFFE, RAITT, HEUER & WEISS

Professional Corporation

/s/ Jaffe, Raitt, Heuer & Weiss, Professional Corporation

Jaffe, Raitt, Heuer & Weiss, Professional Corporation